As filed pursuant to Rule 424(b)(3)
                                      Registration No. 333-73173

Pricing Supplement No. 1054 dated May 15, 2000
(To Prospectus dated March 11, 1999 and
Prospectus Supplement dated March 25, 1999)

                         XEROX CORPORATION
                   Medium-Term Notes, Series F
            Due Nine Months or More From Date of Issue
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                              GENERAL
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Principal Amount: $100,000,000
Issue Price: See below under "Agent"
Agent's Discount or Commission: None (see below under "Agent")
Net proceeds to Company: $100,000,000 (100% of Principal Amount)
Original Issue Date (Settlement Date): May 18, 2000
Maturity Date: May 17, 2002
Agent: Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith
   Incorporated ("MLCO").

   MLCO has purchased the Notes as principal in this transaction at 100% of the principal amount thereof for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by MLCO.

Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/X/ Floating Rate Note:

Base Rate: Federal Funds Rate

Initial Interest Rate: The interest rate applicable on the first
   Interest Reset Date shall be calculated in accordance with the provisions hereof, determined as of the first Business
   Day immediately preceding such Interest Reset Date.

Interest Payment Date(s): 17th day of August, November, February and May, commencing August 17, 2000; and at maturity.

The date on which interest is payable (on each Interest Payment
   Date and at Maturity) will be subject to adjustment in accordance with:
   /X/ the Following Business Day Convention.

Interest Reset Period: Daily

Interest Reset Date(s): Each Business Day

Spread (+/-): +0.32%

Calculation Agent (if other than Citibank, N.A.): Merrill Lynch
   Capital Services

The Floating Rate Period End Date will be subject to:
   /X/ adjustment in accordance with the Following Business Day
       Convention.

Other provisions:

   The "Interest Determination Date" pertaining to an Interest
Reset Date will be the first Business Day immediately preceding each Interest Reset Date.

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    EARLY REDEMPTION AND REPAYMENT; OPTIONAL EXTENSION
      OF MATURITY DATE AND RESETS; AND PAYMENT CURRENCY
__________________________________________________________________

Early redemption at Company's option:
   /X/ No    / / Yes (see below)

Early repayment at Holder's option:
   /X/ No    / / Yes (see below)

Option to extend Maturity Date:
   /X/ No    / / Yes (see below)

Option to reset interest rate:
   /X/ No    / / Yes

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                            ATTACHMENT
__________________________________________________________________

None.